Exhibit 99.1

Clene Presents Phase 2 CNM-Au8 CNS Target Engagement Data at the
International Parkinson and Movement Disorder Society Virtual Congress 2021

CNM-Au8® , a catalytically active gold nanocrystal suspension, significantly improved brain energetic metabolism in Parkinson’s patients

SALT LAKE CITY, September 17, 2021 -- Clene Inc. (NASDAQ: CLNN) along with its subsidiaries “Clene” and its wholly owned subsidiary Clene Nanomedicine, Inc., a clinical-stage biopharmaceutical company dedicated to the treatment of neurodegenerative disease using nanotechnology to treat energetic failure, today announced a poster presentation titled “Homeostatic Improvement of Brain Bioenergetic Metabolism in Parkinson’s Disease: Results From A Phase 2 REPAIR-PD Clinical Trial With CNM-Au8” at the International Parkinson and Movement Disorder Society (MDS) Virtual Congress 2021 which takes place September 17 – 22, 2021. The poster presentation is available for view here.

Clene’s Phase 2 REPAIR program achieved a statistically significant increase in its primary endpoint, the mean change in brain NAD+/NADH ratio (p=0.037). NAD is an essential molecule responsible for cellular energy production. While the NAD+/NADH ratio declines normally during aging by approximately 0.5% per decade, reduced NAD+/NADH ratios have been reported in multiple neurodegenerative diseases, and the decline in the ratio is implicated in Parkinson’s disease. In the REPAIR-PD study, the trend in NAD+/NADH ratio improvement was driven by both increased NAD+ and decreased NADH. Patients were evaluated using an innovative non-invasive brain imaging technique, phosphorous magnetic resonance spectroscopy, before and after 12 or more weeks of daily oral dosing with CNM-Au8. End of treatment results were compared to baseline. Exploratory endpoints revealed that taking CNM-Au8 resulted in the normalization of several critical markers of brain energy production capacity including beta-ATP levels and phosphorylation potential. There were no serious adverse events and treatment-emergent adverse events were mild and transient.

Robert Glanzman, MD FAAN, Clene’s Chief Medical Officer, commented, “We are very pleased to share our results with the Parkinson’s treatment community at the MDS Virtual Congress. We see CNM-Au8’s impact on brain bioenergetics as a breakthrough in the way Parkinson’s will be treated. The 10% increase in the NAD+/NADH ratio seen in our Phase 2 REPAIR Program corresponds to a reversal of approximately 20 decades of normal aging based on an anticipated decline of 0.5% per decade, a significant result.”

Rob Etherington, Clene’s Chief Executive Officer, added, “In addition to achieving its primary endpoint, the RESCUE-PD study reinforced our lead candidate CNM-Au8’s central nervous system target engagement, as well as its ability to significantly rebalance brain metabolites, both of which have implications across most neurodegenerative diseases.”

Approximately 7 million people are living with Parkinson’s disease, the second most common neurogenerative disorder. Only symptomatic treatments are currently available in a market projected to reach $6 billion by 2025.

The International Parkinson and Movement Disorder Society (MDS) is a professional society of more than 11,000 clinicians, scientists and other healthcare professionals dedicated to improving the care of patients with movement disorders through education and research.

About REPAIR-PD

REPAIR-PD, a Phase 2 single-center, active only, sequential group, investigator blinded study assessed the metabolic effects, safety, pharmacokinetics and pharmacodynamics of CNM-Au8 in patients with Parkinson’s disease (PD) diagnosed within 3 years of screening. Investigators and participants were blinded to dose. Participants received orally delivered CNM-Au8 daily each morning for 12 weeks. Participants underwent 31P-MRS brain imaging scans to semi-quantitatively measure energetic metabolites at baseline, prior to and after administration of the drug. The objective of this study was to demonstrate target engagement for CNM-Au8 on central nervous system (CNS) biomarkers related to cellular energy metabolism in patients with PD. The study was conducted at the University of Texas Southwestern Medical Center with a team of internationally recognized experts in brain imaging and treatment of disorders of the CNS. Interim results from REPAIR-PD presented at the MSVirtual2020 Meeting and the ACTRIMS Forum 2021 Meeting showed improvements across key CNS bioenergetic metabolites, including total nicotinamide adenine dinucleotide (NAD) levels, NAD+/NADH ratio (primary endpoint), and adenosine triphosphate (ATP) levels (secondary endpoint), indicating a homeostatic effect of CNM-Au8 on brain energetics. For more information see ClinicalTrials.gov Identifier: NCT03815916.

About CNM-Au8®, a gold nanocrystal suspension

Clene’s lead drug candidate, CNM-Au8, is an aqueous suspension of catalytically-active, clean-surfaced, faceted gold nanocrystals. Resulting from a patented manufacturing breakthrough, the catalytically active nanocrystals of CNM-Au8 drive critical cellular energy producing reactions in the brain that enable neurorepair and remyelination by increasing neuronal and glial resilience to disease-relevant stressors. CNM-Au8 crosses the blood-brain barrier and is not associated with the toxicities related to synthetic gold compounds or nanoparticles manufactured via alternative methods. CNM-Au8 has demonstrated safety in Phase 1 studies in healthy volunteers and has shown both remyelination and neuroprotective effects in multiple preclinical (animal) models. Preclinical data, both published in peer-reviewed journals and presented at scientific congresses, demonstrate that treatment of neuronal cultures with CNM-Au8 improves survival of neurons, protects neurite networks, decreases intracellular levels of reactive oxygen species and improves mitochondrial capacity in response to cellular stresses induced by numerous disease-relevant neurotoxins. Oral treatment with CNM-Au8 improved functional behaviors in rodent models of ALS, MS, and PD versus vehicle (placebo). CNM-Au8® is a federally registered trademark of Clene Nanomedicine, Inc.

About Clene

Clene, a clinical-stage biopharmaceutical company focused on neurodegenerative disease treatments, is leading the way by using nanotechnology to treat energetic failure, which underlies many neurological diseases. Clene has innovated a novel nanotherapeutic platform to create a new class of drugs. Clene’s lead drug candidate, CNM-Au8, is an aqueous suspension of catalytically-active, clean-surfaced, faceted gold nanocrystals that drive critical cellular energetic metabolism in the central nervous system (CNS). CNM-Au8 increases cellular energy production to accelerate neurorepair and improve neuroprotection. CNM-Au8 is currently being evaluated in a Phase 3 registration trial in amyotrophic lateral sclerosis (ALS), a Phase 2 trial examining disease progression via a novel electromyography technique in patients with early ALS, a Phase 2 trial for the treatment of chronic optic neuropathy in patients with stable relapsing multiple sclerosis (MS), and Phase 2 brain target engagement studies in patients with Parkinson’s disease (PD) and MS. Clene has also advanced into the clinic an aqueous solution of ionic zinc and silver for anti-viral and anti-microbial uses. The company is based in Salt Lake City, Utah with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com or follow us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Clene’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report filed on Form 10K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact

Gwendolyn Schanker
LifeSci Communications
(269) 921-3607
gschanker@lifescicomms.com

Investor Contact

Bruce Mackle

LifeSci Advisors, LLC

(929) 469-3859

bmackle@lifesciadvisors.com

Source: Clene Inc.

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